Exhibit 10.32

BEEINDIGING IN ONDERLING AKKOORD EN DADINGSOVEREENKOMST	TERMINATION BY MUTUAL CONSENT AND SETTLEMENT AGREEMENT
TUSSEN:	BETWEEN:
Otis Elevator Worldwide BV, met maatschappelijke zetel te Stationsstraat 34, 1702 Dilbeek, ingeschreven in de Kruispuntbank der Ondernemingen onder het nummer 0652.780.207 die zichzelf hernoemde Otis Elevator SPRL;

Vertegenwoordigd door de heer Christophe Greven in zijn hoedanigheid van Gedelegeerd Bestuurder;

Hierna « de Vennootschap » genoemd;

Otis Elevator Worldwide BV, whose registered office is at Stationsstraat 34, 1702 Dilbeek and with company number 0652.780.207 which renamed itself as Otis Elevator SPRL;

Represented by Mr. Christophe Greven, in his capacity as Managing Director;

Hereinafter referred to as “the Company”;

EN:	AND:
De heer Bernardo Calleja Fernández Hierna « de Werknemer » genoemd;	Mr. Bernardo Calleja Fernández Hereinafter referred to as “the Employee”;
Hierna gezamenlijk « de Partijen » en individueel « de Partij » genoemd;	Hereinafter collectively referred to as “the Parties” and individually as “the Party”;
VOOREERST WORDT UITEENGEZET WAT VOLGT:	IT IS WITNESSED:
Op 3 november 2020 werd de Werknemer benoemd tot Voorzitter van Otis EMEA en lid van de Executive Leadership Group (hierna "ELG") van Otis Worldwide Corporation, met een E5-niveau.

Op 1 februari 2021 heeft de Vennootschap een arbeidsovereenkomst voor onbepaalde duur afgesloten met de Werknemer om de details en voorwaarden van de nieuwe functie van de Werknemer als Voorzitter Otis EMEA vast te leggen. Op 1 februari 2021 heeft deze arbeidsovereenkomst een aanvang genomen.
Bij deze wensen de Partijen deze arbeidsovereenkomst in onderling akkoord te beëindigen. De Werknemer zal immers in dienst treden van een andere entiteit van de Otis Groep.

De Partijen hebben elkaar ontmoet en hebben zij onderhandelingen gevoerd met het oog op het afsluiten van onderhavige overeenkomst aan de hand waarvan zij de modaliteiten van de beëindiging van hun arbeidsrelaties op definitieve wijze wensen te regelen en ieder geding dat tussen hen bestaat of tussen hen zou kunnen ontstaan beëindigen.

As from 3 November 2020, the Employee was appointed as the President of Otis EMEA, and a member of Otis Worldwide Corporation’s Executive Leadership Group (“ELG”), with an E5 level.
On 1 February 2021, the Parties entered into an employment contract in order to enumerate the details and conditions of the new function as President of Otis EMEA to be performed by the Employee. The employment contract took effect on 1 February 2021.

Hereby, the Parties wish to terminate this employment contract by mutual consent as the Employee will enter the service of another entity of the Otis Group.

The Parties have met and entered into discussions with the aim of concluding this termination agreement by mutual consent by which they intend to settle once and for all the terms and conditions of the termination of their employment relationship as well as any dispute which exists, or which could arise in the future.

WORDT HET VOLGENDE OVEREENGEKOMEN :	IT HAS BEEN AGREED UPON AS FOLLOWS:
Artikel 1	Article 1
Na wederzijdse toegevingen sluiten de Partijen een dadingsovereenkomst af in de zin van de artikelen 2044 en volgende van het Burgerlijk Wetboek.	After mutual concessions, the Parties enter into a settlement agreement in the sense of Article 2044 and the following articles of the Civil Code.

Artikel 2	Article 2
De Partijen erkennen dat zij op de hoogte waren van hun rechten. De bepalingen van onderhavige overeenkomst werden dan ook overeengekomen na onderhandelingen tussen de Partijen en geven hun vrije en geïnformeerde toestemming perfect weer.

Elk van de Partijen heeft eveneens over de nodige tijd kunnen beschikken om onderhavige overeenkomst te bestuderen en te onderhandelen, en om alle nodige inlichtingen in te winnen om de draagwijdte van de overeenkomst in te kunnen schatten.

De Partijen komen overeen om onderhavige overeenkomst te goeder trouw uit te voeren.

The Parties recognize that they were aware of their rights at the time of the conclusion of this agreement. The provisions of this agreement have been agreed upon following discussions between the Parties and those provisions fully reflect their free and clear consent.

Both of the Parties have been given the necessary time for reflection to examine and negotiate this agreement and they have received the necessary advice in order to understand the scope of this agreement.

The Parties undertake to execute this agreement in good faith.

Artikel 3	Article 3
De Partijen komen overeen dat de arbeidsovereenkomst van de Werknemer in onderling akkoord eindigt op 14 november 2021, einde van de dag, (“Beëindigingsdatum”), zonder opzeggingstermijn of vergoeding.

De Werknemer zal zijn gebruikelijke taken blijven uitvoeren tot de Beëindigingsdatum en de arbeidsvoorwaarden, met inbegrip van het loon en voordelen, zullen ongewijzigd blijven tot dan.
Vanaf de Beëindigingsdatum maakt de Werknemer niet langer deel uit van het personeel van de Vennootschap.

De Partijen erkennen dat zij elkaar met ingang van de Beëindigingsdatum niets meer verschuldigd zijn, met uitzondering van de in artikel 4 voorziene bedragen.

The Parties agree that the employment contract of the Employee will be terminated by mutual consent on 14 November 2021, end of the day (“the Termination Date”), without notice period nor indemnity in lieu of notice.

The Employee shall continue to perform his usual duties until the Termination Date and the terms and conditions of employment, including pay and benefits, shall remain unchanged until then.
As from the Termination Date, the Employee will no longer be a member of the staff of the Company.

The Parties acknowledge that as of the Termination Date they no longer owe each other anything, with the exception of the sums provided for in Article 4.

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Artikel 4	Article 4
Binnen 30 dagen na de Beëindigingsdatum verbindt de Vennootschap zich ertoe de volgende bedragen aan de Werknemer te betalen, voor zover deze inmiddels nog niet werden betaald:

–het normale loon van de Werknemer tot op de Beëindigingsdatum.
–het vertrekvakantiegeld in overeenstemming met de toepasselijke wettelijke bepalingen;

–de pro rata eindejaarspremie in overeenstemming met de toepasselijke bepalingen op sector- en/of ondernemingsniveau;
–

Alle hiervoor vermelde bedragen zullen betaald worden op het gebruikelijke bankrekeningnummer van de Werknemer dat gekend is door de Vennootschap, na aftrek van de toepasselijke sociale zekerheidsbijdragen en fiscale inhoudingen.

Within 30 days from the Termination Date, the Company undertakes to pay the following amounts to the Employee, insofar as they haven’t already been paid:
–the normal remuneration of the Employee until the Termination Date;
–the departure holiday pay in accordance with applicable legal provisions;
–and the pro rata end of year premium, in accordance with the applicable sector-level or enterprise-level provision

All the above-mentioned amounts will be transferred to the usual bank account of the Employee on record with the Company, after deduction of the applicable legal withholdings.

Artikel 5	Article 5
De Vennootschap zal alle sociale documenten binnen de wettelijke termijnen overmaken aan de Werknemer (de loonafrekening, het formulier C4, het tewerkstellingsattest, de vakantieattesten, etc.) evenals de fiscale fiche 281.10.

The Company will provide the social documents (the exit account, the C4 form, the employment certificate, the vacation certificates, etc.) as well as tax form 281.10 to the Employee within the legal deadline.
Artikel 6	Article 6
De Partijen komen overeen dat de Vennootschap de reden van verbreking zal opgeven in het formulier C4: Beëindiging in onderling akkoord.	The Parties agree that the Company will specify the following ground(s) for termination on the C4 form: Termination by mutual consent.
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Artikel 7	Article 7
Mits uitvoering te goeder trouw van onderhavige overeenkomst:

–aanvaarden de Partijen de in onderhavige overeenkomst bedoelde bepalingen als definitieve regeling van elk geschil en elke mogelijke contractuele vordering die zij nog zouden kunnen hebben ten opzichte van elkaar met betrekking tot de arbeidsovereenkomst van de Werknemer en/of de verbreking ervan;

–de Partijen zien af van elke rechtsvordering die bestaat of die nog tot stand zal komen met betrekking tot de contractuele relaties die tussen hen bestonden of de beëindiging van deze relaties, met inbegrip van, maar niet beperkt tot, elke vordering tot schadevergoeding of interesten wegens onrechtmatige beëindiging van de arbeidsovereenkomst, opzeggingsvergoeding, uitwinningsvergoeding, bijzondere beschermingsvergoeding, achterstallige lonen, achterstallige bonussen, etc;

–de Werknemer ziet ervan af om aan de Vennootschap de concrete motieven van zijn ontslag te vragen in toepassing van de CAO nr. 109 van 12 februari 2014 en om de Vennootschap trachten te veroordelen tot betaling van eender welke schadevergoeding voorzien in deze CAO;

–de Partijen zien ervan af om procedures in ten stellen voor een rechtbank met betrekking tot de arbeidsovereenkomst van de Werknemer en/of de verbreking ervan;

–de Partijen zien ervan af om zich te beroepen op eender welke juridische of feitelijke onjuistheid of elke eventuele nalatigheid met betrekking tot het bestaan en/of de omvang van hun rechten.

Bijgevolg verklaart elke Partij haar rechten volledig te hebben uitgeput ten opzichte van de andere Partij.

De verzakingen die geformuleerd werden door de Werknemer gelden niet enkel ten opzichte van de Vennootschap maar ook ten opzichte van elke andere vennootschap of vereniging die behoort tot, verwant is aan of deel uitmaakt van de groep waartoe de Vennootschap behoort.

On the condition of the correct and complete execution of this agreement:

–the Parties accept the provisions of this agreement as the final settlement of all claims of a contractual nature or other nature that they could have against each other regarding the employment contract of the Employee and/or the termination thereof;

–the Parties renounce all other rights that they have or that may arise in regard to the contractual relations that existed between them or in regard to the termination of those relations, including, but without being limited to, claims for damages and interest for abusive termination of the employment contract, an additional termination indemnity, an indemnity for manifestly unreasonable termination, indemnities regarding special protections against dismissal, salary arrears, bonus arrears, premium etc.;
–the Employee shall refrain from requesting that the Company informs him of the specific reasons for his dismissal in application of the collective bargaining agreement No. 109 of 12 February 2014 and from requesting the condemnation of the Company to pay the indemnities foreseen therein;

–the Parties waive their right to introduce any future court action regarding the employment contract of the Employee and/or the termination thereof;

–the Parties shall refrain from prevailing themselves of any legal or factual error or any omission regarding the existence or the scope of their rights.

Consequently, the Parties recognize that they have exhausted their rights and confirm that they have no more claims against one another.

The waiver exercised by the Employee is not only valid with regard to the Company but also with regard to all companies or associations owned by, related to or that are a part of the company group that the Company belongs to.

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Artikel 8	Article 8
Onderhavige overeenkomst vormt het volledige en definitieve akkoord tussen de Partijen.

Onderhavige overeenkomst vernietigt en vervangt ieder ander akkoord en elke andere oude bepaling, van welke aard ook, die schriftelijk of mondeling overeengekomen is tussen de Partijen en die tegenstrijdig is met onderhavige overeenkomst.

Indien een of meerdere bepalingen of delen van bepalingen van onderhavige overeenkomst geheel of gedeeltelijk ongeldig worden verklaard, heeft dit enkel de ongeldigheid van de desbetreffende bepaling(en) tot gevolg, en niet de ongeldigheid van de volledige overeenkomst.

This agreement constitutes the final and complete agreement of the Parties.

This agreement annuls and replaces all previous agreements and stipulations, of whichever nature, that were concluded verbally or in writing between the Parties and that contradict this agreement.

If one or more clauses or parts of clauses of this agreement are declared partially or totally null, the other provisions will not be affected by the nullity and will consequently retain their validity.

Artikel 9	Article 9
Voor ieder geschil dat voort zou kunnen komen uit onderhavige overeenkomst aanvaarden de Partijen de exclusieve bevoegdheid van de Belgische rechtbanken.	The Parties accept the exclusive jurisdiction of the Belgian tribunals and courts for any disputes originating from this agreement.
Artikel 10	Article 10
Onderhavige overeenkomst werd opgesteld en ondertekend in het Nederlandse. De Vennootschap bevestigt dat de Engelse vertaling uitsluitend uitgevoerd werd ter informatie, terwijl de Nederlandse versie de officiële versie is. In het geval dat er discussies zijn tussen de originele Nederlandse versie en de vrije Engelse vertaling, zal de Nederlandse versie voorrang hebben.
This agreement has been drafted and signed in Dutch. The Company confirms that the English translation is executed for information purposes only whereas the Dutch version remains the original enforceable one. In the event any discrepancies should arise between the original Dutch version and the free English translation, the Dutch version will prevail.

* * *	* * *
Onderhavige overeenkomst kan worden ondertekend in een willekeurig aantal exemplaren en elk exemplaar vertegenwoordigt een volledig ondertekend origineel alsof het door beide partijen ondertekend was. De afgifte van een ondertekend exemplaar van een ondertekeningspagina van deze overeenkomst in elektronisch formaat (bv. pdf) geldt als de afgifte van een met de hand ondertekend exemplaar van onderhavige overeenkomst.	This agreement may be signed in any number of counterparts and each counterpart shall represent a fully executed original as if signed by both parties. Delivery of an executed counterpart of a signature page to this agreement in electronic format (e.g., pdf) shall be effective as delivery of a manually executed counterpart of this agreement.
Voor de Vennootschap: /s/ Christope Greven Christophe Greven Gedelegeerd Bestuurder	For the Company: /s/ Christope Greven Christophe Greven Managing Director
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Voor de Werknemer*: /s/ Bernardo Calleja Fernández Bernardo Calleja Fernández	The Employee*: /s/ Bernardo Calleja Fernández Bernardo Calleja Fernández
*De handtekening van de Werknemer wordt voorafgegaan door de geschreven vermelding « gelezen en goedgekeurd ».	*The signature of the Employee must be preceded by the handwritten note “read and approved”.

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